UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2024

BLACKBOXSTOCKS INC.

(Exact name of registrant as specified in its charter)

Nevada	0-55108	45-3598066
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5430 LBJ Freeway, Suite 1485, Dallas, Texas 75240
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 726-9203

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BLBX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On July 1, 2024 Blackboxstocks Inc. (the “Company” or “Blackboxstocks”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which the Company sold 312,500 shares of its common stock, par value $0.001 (“Common Stock”), at a price per share of $4.00 for gross proceeds of $1,250,000. Gust Kepler, a director, our President and Chief Executive Officer, purchased $100,000 of the Common Stock under the terms of the Stock Purchase Agreement. Quadrofoglio Holdings LLC, a Florida limited liability company, purchased the remaining $1,150,000 of Common Stock. The Stock Purchase Agreement contains standard representations and warranties from the Company and the purchasers.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Stock Purchase Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Evtec Loan

On July 1, 2024, the Company entered into a Convertible Loan Agreement (the “Loan Agreement”) with Evtec Aluminium Limited (“Evtec”) pursuant to which the Company loaned Evtec $1,150,000 (the “Evtec Loan”). The Evtec Loan is unsecured, bears interest at 12% per annum and has a maturity date of one year from the date of issuance. The Evtec Loan is convertible into Evtec ordinary shares at the rate of $1,197.92 per share at any time at the option of Blackboxstocks and converts automatically upon the closing of the Share Exchange Agreement (as defined below). If converted, the Evtec Loan converts into approximately 3.2% of the outstanding ordinary shares of Evtec inferring a post money valuation of approximately $48,136,000.

The foregoing description of the Loan Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Loan Agreement dated July 1, 2024, which is attached as Exhibit 10.2 to this Current Report on Form 8-K.

First Amendment to Share Exchange Agreement

As previously reported in the Company’s Current Report on Form 8-K dated December 18, 2023, the Company, Evtec and certain holders of Evtec ordinary shares (“Sellers”) entered into a Share Exchange Agreement (the “Share Exchange Agreement) on December 12, 2023, pursuant to which the Company will acquire all of the issued and outstanding share capital of Evtec, with the result of Evtec becoming a wholly-owned subsidiary of the Company (the “Acquisition”).

On July 3, 2024, the Company and Evtec entered into a First Amendment to Share Exchange Agreement (the “Amendment”) in order to reflect the effects of the Stock Purchase Agreement transaction and the proposed issuance of Evtec warrants in connection with its pre-closing financing efforts. Specifically, the Amendment provides:

●
That Blackboxstocks will issue replacement warrants to holders of any outstanding warrants to acquire Evtec ordinary shares which will permit holders to acquire shares of Blackboxstocks Common Stock on substantially the same terms after adjusting the number of shares issuable and exercise price based upon the Exchange value of Evtec ordinary shares and the Exchange Ratio. Evtec’s issuance of warrants is subject to approval by Blackbox in its reasonable discretion.

●	The definition of “Exchange Ratio” was changed to mean initially 294.14 shares of BLBX Common Stock for each Evtec share, which is subject to further adjustment, so that the consideration shares issuable to Evtec Sellers would equal 70.6% of the total outstanding shares of the Company post-Closing

The foregoing description of the Amendment does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Amendment, which is attached as Exhibit 2.1 to this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 regarding the issuance of Company Common Stock pursuant to the Stock Purchase Agreement is hereby incorporated by reference into this Item 3.02. The shares of Company Common Stock were issued in reliance upon an exemption from registration pursuant to 4(a)(2) under the Securities Act of 1933, as amended.

Item 7.01. Regulation FD Disclosure.

Attached as Exhibit 99.1 is a copy of the press release issued by the Company on July 2, 2024 announcing the transactions contemplated by Item 1.01 and Item 3.02 above.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished, shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed with this Current Report on Form 8-K.

Exhibit	Description
2.1	First Amendment to Share Exchange Agreement dated July 3, 2024 among Blackboxstocks, Inc., Evtec Aluminium Limited, and the shareholders of Evtec Aluminium Limited
10.1	Stock Purchase Agreement dated July 1, 2024 among Blackboxstocks Inc., Gust Kepler and Quadrofoglio Holdings LLC
10.2	Convertible Loan Agreement dated July 1, 2024 between Blackboxstocks Inc. and Evtec Aluminium Limited
99.1	Press Release dated July 2, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2024

BLACKBOXSTOCKS INC.

By:	/s/ Gust Kepler
Gust Kepler, President and Chief Executive Officer